Exhibit 99.1

WHX Corporation Reports Financial Results for the First Quarter of 2010

WHITE PLAINS, N.Y. May 10, 2010 -- WHX Corporation (NASDAQ(CM): WXCO); ("WHX" or the "Company") today reported financial results for the first quarter ended March 31, 2010.

WHX reported a net loss of $2.7 million on net sales of $145.2 million for the three months ended March 31, 2010, compared with a net loss of $11.4 million on net sales of $127.2 million for the three months ended March 31, 2009. The results are in line with guidance provided by the Company on April 12, 2010. Basic and diluted net loss per common share was $0.23 for the three months ended March 31, 2010, compared with a net loss of $0.93 per share in the same period of 2009.

“Demand for WHX’s products and services increased across all of the Company’s reportable segments in the first quarter of 2010 versus the first quarter of 2009, resulting in 14.2% quarter-over-quarter sales growth,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX. “The Company also reported higher gross margin and reduced selling, general and administrative expenses as a percentage of sales, resulting in a substantial improvement in profitability.  We believe the growth in sales and profitability is due to strengthening in the markets we serve that began in the fourth quarter of 2009, while the improvement in gross margin and reduction in selling, general and administrative expenses as a percentage of sales resulted from the continuing application of the WHX Business System and other cost improvement initiatives and restructuring activities.”

On a segment basis, Precious Metal net sales rose by 40.3% in first quarter 2010 compared with the same period of 2009, while Tubing segment sales increased by 15.7% and Arlon Coated Materials sales were 32.4% higher. More moderate sales growth was reported by the Engineered Materials segment, with 3.6% higher sales compared to first quarter 2009, Arlon Electronic Materials, with 4.7% higher sales, and Kasco, with a 2.1% increase in net sales.

“We expect that continuing application of the WHX Business System and other cost improvement initiatives will continue to positively impact our productivity and profitability, resulting in a more efficient infrastructure that we can continue to leverage as demand growth returns,” Mr. Kassan added. “Additionally, we continue to seek opportunities to gain market share in markets we currently serve, expand into new markets and develop new product features in order to increase demand as well as broaden our sales base.”

Other Financial Highlights:

The net loss from continuing operations in the first quarter of 2010 was $2.2 million, compared to a net loss from continuing operations of $9.8 million in the first quarter of 2009. The reduction in the net loss from continuing operations was principally driven by the $18.0 million increase in sales, an improvement in gross margin from 23.1% to 25.8%, a reduction in selling, general and administrative expenses as a percentage of sales from 24.2% in 2009 to 21.1% in 2010, and a $2.3 million lower non-cash pension expense. The net loss from discontinued operations was $0.5 million in the first quarter of 2010, compared to a net loss of $1.6 million in the same period of 2009.

The Company generated Adjusted EBITDA of $11.0 million for the first quarter of 2010, as compared to $3.6 million for the same period in 2009, an increase of $7.4 million.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Net sales increased by $18.0 million, or 14.2%, to $145.2 million, as compared to $127.2 million for the three months ended March 31, 2009.  The higher sales volume across all the operating business segments was primarily driven by higher demand resulting from the improvement in the world-wide economy.

Gross profit increased to $37.4 million as compared to $29.3 million for the same period of 2009. Gross profit margin for the three months of 2010 improved to 25.8% as compared to 23.1% during the same period of 2009, with improvement in all business segments.  Greater absorption of fixed manufacturing costs due to a higher volume of production, a more profitable product mix, and greater manufacturing efficiency were primarily the drivers that contributed to improved gross profit margin.

Selling, general, and administrative expenses were relatively flat in the first quarter of 2010 compared to the first quarter of 2009, and as a percentage of net sales, declined from 24.2% in the first quarter of 2009 to 21.1% of net sales in the first quarter of 2010.  In January 2010, the Company reinstated the 5% salary reduction and its matching contribution to the 401(k) savings plan; two cost reduction actions that had been initiated in January 2009. The incremental payroll expenses were offset by lower headcount along with lower medical plan costs, legal and other professional fees compared to the same period of 2009.

A non-cash pension expense related to the Company’s pension plans of $1.1 million was recorded in the three months ended March 31, 2010, compared to $3.5 million of non-cash pension expense in the first quarter of 2009. The non-cash pension expense in both years primarily represents actuarial loss amortization.  Such actuarial loss occurred principally because investment return on the assets of the WHX Pension Plan during 2008 was significantly less than the assumed return of 8.5%. However, investment returns on the plan assets exceeded the assumed return in 2009, thereby reducing the amount of the actuarial loss and its amortization in 2010 as compared to 2009.

Restructuring costs of $0.5 million were recorded during the three months ended March 31, 2009 relating to the consolidation of the former Bairnco Corporation Corporate headquarters into the WHX Corporate office.

Income from continuing operations was $5.7 million for the three months ended March 31, 2010 as compared to a loss of $5.4 million for the same period of 2009.

Interest expense was $6.6 million for the three months ended March 31, 2010, representing an increase in comparison to $5.1 million in the same period of 2009 due principally to interest compounding on long-term interest payable to a related party.  In addition, the Company’s interest rates on certain loans were higher in the first quarter of 2010 due to higher interest rates incurred from amendments to such loans effective on March 12, 2009.

The discontinued operations segregated on the statement of operations are the Company’s Indiana Tube Denmark and Sumco Inc. subsidiaries. The two discontinued operations incurred aggregate costs of $0.5 million during the three months ended March 31, 2010, principally for severance costs and costs associated with ownership of the buildings that were their former manufacturing facilities.  In the first quarter of 2009, the two discontinued operations had aggregate losses from their operations of $1.6 million.

Segment Operating Results

Precious Metal

Net sales for the Precious Metal segment increased by $8.3 million, or 40.3%, to $29.0 million during the first quarter of 2010.  The increased sales were primarily driven by higher volume in all of its markets, particularly sales to the automotive industry, appliance markets, electrical, and commercial construction, in 2010 compared to 2009.  Higher sales were also driven by higher price and volume of precious metals compared to the same period of 2009.

Segment operating income increased by $2.4 million from $0.3 million in the first quarter of 2009 to $2.7 million during the first quarter of 2010.  The increase was primarily driven by higher sales volume, plus a significant improvement in gross margin percentage.

Tubing

During the first quarter of 2010, Tubing segment sales increased by $3.0 million, or 15.7%, resulting primarily from higher sales to refrigeration, automotive, and HVAC markets serviced by the Specialty Tubing Group, which was partially offset by weakness in sales to medical markets within the Stainless Steel Tubing Group.

Segment operating income increased by $1.5 million to $2.3 million during the first quarter of 2010 compared to $0.8 million for the same period of 2009, positively impacted by higher gross profit from the higher volume, plus a significant improvement in gross margin percentage.

Engineered Materials

Engineered Materials segment sales increased by $1.5 million, or 3.6%, during the first quarter of 2010 as compared to the same period of 2009, with increased sales of branded roofing fasteners and higher sales of electro-galvanized rolled sheet steel products.

Segment operating income was $1.4 million during the first quarter of 2010, compared to $0.8 million during the same period of 2009.  The increase in operating income was principally the result of the higher sales volume, along with cost saving efforts from manufacturing and selling, general and administrative functions.

Arlon Electronic Materials Segment

Arlon Electronic Materials segment sales increased by $0.8 million, or 4.7%, during the first quarter of 2010 compared to the same period of 2009. The sales increase was primarily due to increased sales of flex heater and coil insulation products for the general industrial market as a result of the economic rebound.

Segment operating income increased $0.3 million to $2.1 million for the first quarter of 2010, compared to $1.7 million during the same period of 2009, principally due to higher sales volume, along with manufacturing efficiencies.

Arlon Coated Materials Segment

Arlon Coated Materials segment sales increased by $4.0 million, or 32.4%, during the first quarter of 2010 compared to the same period of 2009, principally due to increased sales in the North American and European graphics markets, and higher sales to the Asian shipping container market.  Sales of engineered coated products to the automotive, appliance and electronics markets increased as well, compared to the same period of 2009.

Segment operating income was $0.2 million during the first quarter of 2010 compared to a loss of $1.1 million during the same period of 2009.  The improvement of $1.3 million was driven by both higher sales volume and cost savings implemented in 2009, along with improved manufacturing efficiencies.

Kasco Replacement Parts and Services Segment

Kasco segment sales increased by $0.3 million, or 2.1%, during the first quarter of 2010 compared to the same period of 2009.  Sales to U.S. grocery stores and other route sales were comparable between the periods.  However, Canada route sales improved during the first three months of 2010, and European sales were slightly higher, compared to the same period of 2009.

Operating income from the Kasco segment was $1.2 million during the first quarter of 2010, which was $0.2 million higher than the same period of 2009.  Higher operating income was driven by lower headcount in Europe as a result of work force reduction during 2009.

WHX Business System

The Company continues to apply the WHX Business System at all of its business units.  The System is at the heart of the operational and improvement methodologies for all WHX companies and employees. Strategy Deployment forms the roof of the business system and serves to convert strategic plans into tangible actions ensuring alignment of goals throughout each of our businesses. The pillars of the System are the key performance indicators used to monitor and drive improvement.  The steps of the System are the specific tool areas that drive the key performance indicators and overall performance.  WHX utilizes lean tools and philosophies to reduce and eliminate waste coupled with Six Sigma tools targeted at variation reduction.  The System is a proven, holistic approach to increasing shareholder value and achieving long term, sustainable and profitable growth.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of realized and unrealized losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and pension expense or credit, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Adjusted EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;
•	Adjusted EBITDA does not reflect the Company’s interest expense;
•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and
•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Adjusted EBITDA to Net loss from continuing operations, and that reconciliation is set forth below.  Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Our Company

WHX Corporation is a diversified global industrial company delivering value through the WHX Business System which drives innovation, operating excellence and superior customer service. WHX and its affiliated companies employ over 1,700 people at 30 locations in eight countries.

Our companies are organized into six businesses: Precious Metals, Tubing, Engineered Materials, Arlon Electronic Materials, Arlon Coated Materials and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include the signage industry and meat room products and maintenance services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol WXCO.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect WHX’s current expectations and projections about its future results, performance, prospects and opportunities.  WHX has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, WHX’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2009 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

WHX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months ended March 31,
	2010	2009

	(in thousands except per share)

Net sales	$145,187	$127,187
Cost of goods sold	107,763	97,850
Gross profit	37,424	29,337
GP%	25.8%	23.1%

Selling, general and administrative expenses	30,625	30,735
SG&A %	21.1%	24.2%
Subtotal	6,799	(1,398)

Pension expense	1,113	3,458
Restructuring charges	-	533
Other operating expenses (income)	1	(5)
Income (loss) from continuing operations	5,685	(5,384)
Other:
Interest expense	6,631	5,070
Realized and unrealized loss (gain) on derivatives	323	(281)
Other expense (income)	266	(159)
Loss from continuing operations before tax	(1,535)	(10,014)
Tax provision (benefit)	678	(245)
Loss from continuing operations, net of tax	(2,213)	(9,769)

Discontinued Operations:
Loss from discontinued operations, net of tax	(531)	(1,599)
Gain (loss) on disposal of assets, net of tax	-	-
Net loss from discontinued operations	(531)	(1,599)

Net loss	$(2,744)	$(11,368)

Basic and diluted per share of common stock

Loss from continuing operations, net of tax	$(0.19)	$(0.80)
Discontinued operations, net of tax	(0.04)	(0.13)
Net loss	$(0.23)	$(0.93)

Weighted average number of common shares outstanding	12,179	12,179

WHX CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
(Dollars and shares in thousands)	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$8,586	$8,796
Trade and other receivables - net of allowance for doubtful accounts of $2,704 and $2,806, respectively	85,277	71,796
Inventories	63,976	60,122
Deferred income taxes	1,278	1,261
Other current assets	9,801	9,008
Current assets of discontinued operations	280	1,681
Total current assets	169,198	152,664

Property, plant and equipment at cost, less accumulated depreciation and amortization	86,026	86,969
Goodwill	63,926	63,946
Other intangibles, net	33,280	34,035
Other non-current assets	10,451	11,801
Non-current assets of discontinued operations	4,211	4,426
	$367,092	$353,841

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Trade payables	$42,266	$35,123
Accrued liabilities	22,238	23,351
Accrued environmental liability	6,485	6,692
Accrued interest - related party	1,982	1,600
Short-term debt	30,763	19,087
Current portion of long-term debt	13,090	5,944
Deferred income taxes	413	300
Current portion of pension liability	10,100	9,700
Current liabilities of discontinued operations	656	1,507
Total current liabilities	127,993	103,304

Long-term debt	84,952	95,106
Long-term debt - related party	54,098	54,098
Long-term interest accrual - related party	14,719	11,797
Accrued pension liability	91,914	92,655
Other employee benefit liabilities	4,832	4,840
Deferred income taxes	4,338	4,429
Other liabilities	5,247	5,409
	388,093	371,638

Stockholders' Deficit:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,179 shares	122	122
Accumulated other comprehensive loss	(118,871)	(118,402)
Additional paid-in capital	552,843	552,834
Accumulated deficit	(455,095)	(452,351)
Total stockholders' deficit	(21,001)	(17,797)
	$367,092	$353,841

WHX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
(in thousands)	2010	2009
Cash flows from operating activities:
Net loss	$(2,744)	$(11,368)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,379	4,536
Non-cash stock based compensation	12	116
Amortization of debt related costs	288	391
Long-term interest on related party debt	2,922	1,767
Deferred income taxes	(8)	(467)
(Gain) loss on asset dispositions	1	(4)
Unrealized loss on derivatives	67	388
Reclassification of net cash settlements on derivative instruments	256	(669)
Net cash provided by operating activities of discontinued operations	81	2,932
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(13,669)	5,776
Inventories	(4,074)	(2,673)
Other current assets	(158)	78
Accrued interest expense-related party	382	292
Other current liabilities	6,774	(550)
Other items-net	440	(595)
Net cash used in operating activities	(5,051)	(50)
Cash flows from investing activities:
Plant additions and improvements	(2,674)	(2,102)
Net cash settlements on derivative instruments	(256)	669
Proceeds from sales of assets	13	58
Net cash used in investing activities of discontinued operations	-	(39)
Net cash used in investing activities	(2,917)	(1,414)
Cash flows from financing activities:
Net revolver borrowings	11,681	6,827
Repayments of term loans - domestic	(3,004)	(5,641)
Deferred finance charges	-	(880)
Net change in overdrafts	(757)	(364)
Net cash used to repay debt of discontinued operations	-	(122)
Other	(48)	(92)
Net cash provided by (used in) financing activities	7,872	(272)
Net change for the period	(96)	(1,736)
Effect of exchange rate changes on net cash	(114)	(29)
Cash and cash equivalents at beginning of period	8,796	8,656
Cash and cash equivalents at end of period	$8,586	$6,891

WHX CORPORATION
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:	Three Months Ended
(in thousands)	March 31,
	2010	2009

Net Sales:
Precious Metal	$29,010	$20,683
Tubing	22,354	19,325
Engineered Materials	43,603	42,096
Arlon Electronic Materials	17,835	17,031
Arlon Coated Materials	16,341	12,340
Kasco	16,044	15,712
Total net sales	$145,187	$127,187

Segment operating income (loss)
Precious Metal	2,722	298
Tubing	2,344	837
Engineered Materials	1,354	793
Arlon Electronic Materials	2,063	1,749
Arlon Coated Materials	194	(1,068)
Kasco	1,159	920
Total segment operating income	$9,836	$3,529

Unallocated corporate expenses & non operating units	(3,055)	(4,927)
Unallocated pension expense	(1,095)	(3,458)
Corporate restructuring costs	-	(533)
Gain (loss) on disposal of assets	(1)	5
Income (loss) from continuing operations	$5,685	$(5,384)

WHX CORPORATION
Supplemental Non-GAAP Disclosures
EBITDA and Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	( in thousands)

Loss from continuing operations, net of tax	$(2,213)	$(9,769)
Add (Deduct):
Tax provision (benefit)	678	(245)
Interest expense	6,631	5,070
Depreciation and amortization expense	4,379	4,536
Non-cash pension expense	1,113	3,458
Realized and unrealized loss (gain) on derivatives	323	(281)
Non-cash stock-based compensation expense	12	116
Other	(12)	(4)
"EBITDA" from continuing operations	10,911	2,881

Adjusted EBITDA:

Non-recurring restructuring costs	-	533
Other	107	144
Adjusted EBITDA	$11,018	$3,558

CONTACT:	WHX Corporation
Glen Kassan, Vice Chairman of the Board and
Chief Executive Officer
914-461-1260

SOURCE:	WHX Corporation